SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
_________________________________________________________________
_______
_________________________________________________________________
_______
                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):
September 24, 1997


                        CINEMA PLUS, L.P.
                (a Delaware Limited Partnership)
          (Exact name of registrant as specified in its
        Certificate and Agreement of Limited Partnership)


     Delaware                 0-17469        13-3437795
(State or other jurisdiction of         (Commission File No.)
(I.R.S. Employer incorporation or organization)
Identification No.)


1100 Avenue of the Americas, New York, New York        10036
(Address of Principal Executive Offices)                    (Zip
Code)

Registrant's telephone number, including area code:         (212)
512-1000

Item 2.        Acquisition or Disposition of Assets

          Home Box Office ("HBO"), a division of Time Warner Entertainment Company, L.P. and an affiliate of the Managing General Partner of Cinema Plus, L.P. (the "Partnership"), exercising its right of purchase pursuant to the Amended and Restated Agreement of Limited Partnership of Cinema Plus, L.P., dated as of December 9, 1987 (the "Partnership Agreement"), has offered to purchase the rights of the Partnership in the four films produced by the Partnership (the "Partnership Films") entitled "Switch", "Don't Tell Mom The Babysitter's Dead", "Ricochet" and "Mom and Dad Save The World" for $455,264. Pursuant to the terms of the Partnership Agreement, the offer price was based upon an appraisal of the Partnership Films undertaken in accordance with the terms of such agreement by two independent appraisers , Sills & Adelmann and Gelfand Rennert and Feldman, a division of Coopers & Lybrand LLP (the "Appraisers"), who were selected by Entertainment Finance Services, Inc. (the "Administrative General Partner") and the American Arbitration Association. The definitive documentation for this transaction (the "Transaction") was executed and delivered on September 24, 1997. On the same date the Partnership received the aggregate sale proceeds of $455,264 of which amount the Partnership has paid $312,222 to HBO towards recoupment of the ARFIPs (as defined in Item 5) made by HBO to the Partnership, as required under the terms of the License, Cofinancing and Distribution Agreement dated as of December 9, 1987 between the Partnership and HBO (the "HBO License Agreement"). The sale proceeds (plus any interest earned on such proceeds until distribution), less Partnership expenses and a reserve for contingencies and unforeseen obligations of the Partnership, will be distributed to partners as part of a final cash distribution to be made in accordance with the Partnership Agreement. The overall amount of such distribution will be $541.70 per limited partnerhip unit or an aggregate of $23,684,875 (including amounts distributable to the General Partner).

Item 5.        Other Events.

          Pursuant to the terms of the Partnership Agreement, the Partnership dissolves at the expiration of its term on September 30, 1997. HBO has elected to accelerate from 1998 and 1999 to September 23, 1997 its payment of the full amount of the Assured Return of Film Investment Payments (the "ARFIPs") to the Partnership in the amount of $24,429,705 with respect to the Partnership Films as to which such sums are due pursuant to the HBO License Agreement. Concurrently with HBO's decision to accelerate the full amount of the ARFIP payments, the Administrative General Partner agreed on behalf of the Partnership to accelerate from 1999 to September 24, 1997 the interest recoupment payment in the aggregate amount of $4,410,123 that HBO is entitled to receive with respect to Partnership Films for which an ARFIP is made. The amount of such interest recoupment has been discounted to present value. The Partnership has completed the appraisal process of the Partnership Films, as required by the terms of the Partnership Agreement, and received an appraisal from the Appraisers for the Partnership Films in the aggregate amount of $455,264. HBO purchased the rights of the Partnership in the Partnership Films for such appraised amount.

          The Administrative General Partner of the Partnership shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and a Certificate of Surrender of Authority with the Secretary of the State of New York in the name and on behalf of the Partnership effective as of September 30, 1997. The Partnership shall distribute its assets and dissolve in accordance with the terms of its Partnership Agreement.
Copies of the Certificate of Cancellation and the Certificate of Surrender of Authority are attached hereto as Exhibits 99.1 and 99.2.
Item 7.        Financial Statements, Pro Forma Financial
Information and Exhibits.

     (c) Exhibits:


     10.1      Purchase and Sale Agreement dated as of September
     24,
               1997 between Cinema Plus, L.P. and Home Box
     Office.

     99.1 Certificate of Cancellation filed with the Secretary of State of the State of Delaware effective as of September 30, 1997.

     99.2 Certificate of Surrender of Authority filed with Secretary of State of the State of New York effective
               as of September 30, 1997.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              CINEMA PLUS , L.P.,
                              a Delaware Limited Partnership

                              By:    Entertainment Finance
Services, Inc.,
Administrative General Partner

                              By:  /s/ Bradley J. Wechsler
                              Name:  Bradley J. Wechsler
                              Title:     President and Sole
Director


Dated: September 26, 1997